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                                                                     EXHIBIT 5.1

                               December 12, 2001

The Management Network Group, Inc.
7300 College Blvd., Suite 302
Overland Park, KS 66210

        RE:  REGISTRATION STATEMENT ON FORM S-8
             ----------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on December 12, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the 2000 Supplemental Stock Plan (as to 2,500,000 shares) and of the 1998 Equity Incentive Plan (as to 1,473,290 shares) (collectively, the "Plans" and the "Shares" as appropriate). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI


                                            /s/ Wilson Sonsini Goodrich & Rosati